Exhibit 3.2

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

WESTELL TECHNOLOGIES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

FIRST: Article FIFTH of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to add the following paragraph at the end of Article FIFTH:(20) 2020 Forward Stock Split. Upon the effectiveness of the Certificate of Amendment of the Amended and Restated Certificate of Incorporation adding this paragraph (the "Effective Time"), each one (1) share of the Corporation’s Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), and each one (1) share of the Corporation's Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”), issued and outstanding immediately prior to the Effective Time (and including each fractional share in excess of one (1) share held by any stockholder and each fractional interest in excess of one (1) share held by the Corporation or its agent pending disposition on behalf of those entitled thereto) immediately prior to the Effective Time shall be and is automatically reclassified and changed (without any further act) into 1,000 fully paid and nonassessable shares of Class A Common Stock or Class B Common Stock, as the case may be, (or, with respect to such fractional shares and interests, such lesser number of shares and fractional shares or interests as may be applicable based upon such 1,000-for-1 ratio). This Certificate of Amendment does not change the number of authorized shares of the Corporation's Class A Common Stock or Class B Common Stock, nor does it change the par value of either class.

SECOND: This Certificate of Amendment shall become effective on October 1, 2020 at 5:02 p.m.

THIRD: This Certificate of Amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware by the stockholders of the Company entitled to vote.

IN WITNESS WHEREOF, WESTELL TECHNOLOGIES, INC. has caused this Certificate of Amendment to be signed by its duly authorized officer this 29th day of September 2020.

WESTELL TECHNOLOGIES, INC.

By: /s/ Timothy L. Duitsman
Name: Timothy L. Duitsman
Title: President and Chief Executive Officer